EXHIBIT 23(iii)

To the Stockholders and Board of Directors of Penn Engineering & Manufacturing Corp.
Danboro, Pennsylvania:

We have audited the accompanying consolidated balance sheet of Penn Engineering & Manufacturing Corp. and subsidiaries (the "Company's") as of December 31, 1996 and the related statements of consolidated income, changes in consolidated stockholders' equity and consolidated income, changes in consolidated stockholders' equity and consolidated cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on the audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 1996 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, during 1996 the Company changed its method of accounting for last-in, first-out inventories.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
January 29, 1997